Exhibit 99.1

For Immediate Release

INAP Names Michael T. Sicoli President and CFO

RESTON, Va., August 27, 2019 (GLOBE NEWSWIRE) -- Internap Corporation (NASDAQ: INAP), a leading-edge provider of high-performance data center and cloud solutions with global network connectivity, today announced that Michael T. Sicoli has been named President and Chief Financial Officer, effective October 1, 2019. Mr. Sicoli will lead all Finance and Accounting functions, Corporate Development, Investor Relations, Information Technology and Real Estate, and report directly to Peter D. Aquino, the Company’s Chief Executive Officer.

As previously announced, the Board of Directors of INAP has also offered, and Mr. Aquino has accepted, an amendment to his three-year employment agreement ending September 19, 2019.  Mr. Aquino will serve as the Company’s Chief Executive Officer for an additional one-year term through September 19, 2020, as part of his new Evergreen agreement. In addition, the executive team reporting to Mr. Aquino will also remain in place, including:  Andrew Day, Chief Operating Officer, leading U.S. and International day to day operations; Richard P. Diegnan, General Counsel and Corporate Secretary; and John D. Filipowicz, Chief Administrative and Compliance Officer.

“It’s a great opportunity to once again team up with Mike to take INAP to the next level in 2020,” said Mr. Aquino, Chief Executive Officer. “Mike’s executive leadership accomplishments throughout his career in the TMT sector are very impressive. His background in scaling companies, M&A, team building, and improving work processes makes him a perfect fit for our next stage of development. Joe DuFresne, SVP, Finance, Corporate Development, and Treasury will serve a key role on Mike’s team as we work through our Strategic Initiatives.  Joe will step in as interim CFO for one month until Mike arrives.  As previously announced, Jim Keeley, INAP’s current CFO, will depart the company on August 30th.”

Mike Sicoli stated, “I am very excited to move into this executive role at INAP and to be working with Pete and many familiar faces on his management team once again. This is a great time to join the team, given INAP’s emerging position in premier data center and infrastructure services and strategy of consolidation and gaining scale. I look forward to making an immediate contribution.”

Mr. Sicoli most recently served as Chief Financial Officer of GTT Communications Inc., a publicly-traded provider of cloud networking services to multinational clients. Prior to joining GTT in April 2015, he served as principal of MTS Advisors, LLC, a consulting and advisory services firm he founded in 2013. From 2010 to 2013, he served as Chief Executive Officer of Sidera Networks, a fiber optic service provider that was merged with Lightower Fiber Networks in 2013. From 2005-2010, Mr. Sicoli served as Chief Financial Officer of RCN Corporation, where he reported to Peter Aquino until the go-private transaction in 2010.  Prior to that, Mr. Sicoli held various positions at Nextel Communications, Deloitte Consulting, and Accenture. Mr. Sicoli recently served as a director of Lumos Networks, a fiber-based bandwidth infrastructure and service provider in the Mid-Atlantic region.

Mr. Sicoli holds a Bachelor of Arts in Economics from The College of William and Mary and an MBA from The University of Virginia, Darden Graduate School of Business Administration.

About Internap Corporation

Internap Corporation (NASDAQ: INAP) is a leading-edge provider of high-performance data center and cloud solutions with over 100 network Points of Presence worldwide. INAP’s full-spectrum portfolio of high-density colocation, managed cloud hosting and network solutions supports evolving IT infrastructure requirements for customers ranging from the Fortune 500 to emerging startups. INAP operates in 21 metropolitan markets, primarily in North America, with data centers connected by a low-latency, high-capacity fiber network. INAP has over one million gross square feet in its portfolio, with approximately 600,000 square feet of sellable data center space. For more information, visit www.INAP.com.

Investor Contacts
Richard Ramlall
404-302-9982
ir@inap.com

Carolyn Capaccio/Jody Burfening
LHA
212-838-3777
inap@lhai.com